Exhibit 99.1

Acadia Pharmaceuticals Reports Second Quarter 2025 Financial Results and Operating Overview

- Second quarter total revenues of $264.6 million, up 9% year-over-year

- Second quarter NUPLAZID® (pimavanserin) net product sales of $168.5 million, up 7% year-over-year

- Second quarter DAYBUE® (trofinetide) net product sales of $96.1 million, up 14% year-over-year

- Raising low end of NUPLAZID net product sales guidance range to $665 to $690 million; reiterating all other prior 2025 guidance

- Top-line results expected for COMPASS PWS Phase 3 study of ACP-101 in Prader Willi Syndrome in early Q4 2025

SAN DIEGO, CA, August 6, 2025 – Acadia Pharmaceuticals Inc. (Nasdaq: ACAD) today announced its financial results for the second quarter ended June 30, 2025.

“Acadia continued to build momentum in the second quarter, resulting in total revenue of $264.6 million,” said Catherine Owen Adams, Chief Executive Officer. “NUPLAZID delivered a very strong quarter, particularly in terms of referrals and new patient starts, driven by strong commercial execution and increased engagement from our direct-to-consumer campaigns. DAYBUE grew 14% year-over-year and reached its highest paid patient count to date, reflecting disciplined execution of our plan to accelerate growth. In addition, we recently hosted our inaugural R&D Day showcasing the depth of our pipeline and its potential to drive our long-term value.”

Company Updates

•
Hosted inaugural R&D Day in June, highlighting nine disclosed programs, with seven Phase 2 or Phase 3 studies expected to initiate during 2025-2026 and five readouts anticipated through 2027, reinforcing momentum behind Acadia’s R&D strategy and pipeline depth.
•
Completed enrollment in the COMPASS PWS Phase 3 study of ACP-101 in the second quarter with top-line results expected early in the fourth quarter of 2025.
•
Achieved two significant patent litigation wins securing market exclusivity for NUPLAZID; affirming the validity of the composition-of-matter patent for pimavanserin, with an expiry date in 2030, and upholding the formulation patent covering the marketed 34 mg capsule, with an expiry date in 2038.
•
Reached new DAYBUE record high with 987 unique patients in the U.S. receiving a shipment in the second quarter and completed implementation of its planned field force expansion.
•
Appointed Allyson McMillan-Youngblood as Senior Vice President, Rare Disease Franchise, bringing extensive commercial and launch experience to lead DAYBUE and Rare franchise expansion.
•
Appointed Scott Cenci as Senior Vice President, Chief Information and Data Officer, leading enterprise-wide data, IT, cybersecurity, and analytics to drive innovation and decision-making across the organization.
•
Commenced named patient supply of trofinetide for eligible patients based upon healthcare professional requests in Europe, Israel, and select rest of the world countries.

Financial Results

Revenues

Total revenues comprising of net product sales from NUPLAZID and DAYBUE were $264.6 million, up 9% from the second quarter of 2024.

Net product sales of NUPLAZID were $168.5 million in the second quarter of 2025, an increase of 7% as compared to $157.4 million for the second quarter of 2024. The 7% year-over-year increase in net product sales of NUPLAZID included 5% volume growth in 2025 compared to 2024.

Net product sales of DAYBUE were $96.1 million for the second quarter of 2025, an increase of 14% as compared to $84.6 million for the second quarter of 2024. The increase in net product sales of DAYBUE was primarily due to the growth in unit sales as the Company shipped to more unique patients.

Research and Development

Research and development expenses were $78.0 million, compared to $76.2 million for the three months ended June 30, 2025, and 2024, respectively.

Selling, General and Administrative

Selling, general and administrative expenses were $133.5 million and $117.1 million for the three months ended June 30, 2025, and 2024, respectively. The increase was primarily driven by increased expenditures for both DAYBUE and NUPLAZID in the U.S., including the planned expansion of the DAYBUE commercial team.

Net Income

For the three months ended June 30, 2025, Acadia reported net income of $26.7 million, or $0.16 per common share, compared to net income of $33.4 million, or $0.20 per common share, for the same period in 2024. The decline in net income primarily reflects an increase in pre-tax income, which was more than offset by a higher effective tax rate. This higher tax rate was largely driven by reduced utilization of tax credits and net operating loss carryforwards under U.S. GAAP.

Cash and Investments

At June 30, 2025, Acadia’s cash, cash equivalents and investment securities totaled $762.0 million, compared to $756.0 million at December 31, 2024.

Full Year 2025 Financial Guidance

Acadia is reiterating its 2025 guidance that was provided on May 7, 2025 with the exception of raising the low end of the guidance range for NUPLAZID net product sales and the related impact on guidance for total revenues:

•
Total Revenues (U.S. only) of $1.045 to $1.095 billion, compared with the prior guidance range of $1.030 to $1.095 billion.
•
NUPLAZID net product sales in the range of $665 to $690 million, compared with the prior guidance range of $650 to 690 million.
•
DAYBUE net product sales (U.S. only) in the range of $380 to $405 million.

•
R&D expense in the range of $330 to $350 million.
•
SG&A expense in the range of $535 to $565 million.

Conference Call and Webcast Information

Acadia will host a conference call to discuss the second quarter 2025 results today, Wednesday, August 6, 2025 at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed by registering for the call here. Once registered, participants will receive an email with the dial-in number and unique PIN number to use for accessing the call.

About NUPLAZID® (pimavanserin)

Pimavanserin is a selective serotonin inverse agonist and antagonist preferentially targeting 5-HT2A receptors. These receptors are thought to play an important role in neuropsychiatric disorders. In vitro, pimavanserin demonstrated no appreciable binding affinity for dopamine (including D2), histamine, muscarinic, or adrenergic receptors. Pimavanserin was approved for the treatment of hallucinations and delusions associated with Parkinson’s disease psychosis by the U.S. Food and Drug Administration in April 2016 under the trade name NUPLAZID.

About DAYBUE®(trofinetide)

Trofinetide is a synthetic version of a naturally occurring molecule known as the tripeptide glycine-proline-glutamate (GPE). The mechanism by which trofinetide exerts therapeutic effects in patients with Rett syndrome is unknown. Trofinetide was approved for the treatment of Rett syndrome in adults and pediatric patients 2 years of age and older by the U.S. Food and Drug Administration in March 2023 under the trade name DAYBUE.

About Acadia Pharmaceuticals

Acadia is advancing breakthroughs in neurological and rare diseases to elevate life. Since our founding we have been working at the forefront of healthcare to bring vital solutions to people who need them most. We developed and commercialized the first and only FDA-approved drug to treat hallucinations and delusions associated with Parkinson’s disease psychosis and the first and only approved drug in the United States and Canada for the treatment of Rett syndrome. Our clinical-stage development efforts are focused on Prader-Willi syndrome, Alzheimer’s disease psychosis and multiple other programs targeting neuroscience and neuro-rare diseases. For more information, visit us at acadia.com and follow us on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact and can be identified by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” “guidance,” “continue” and similar expressions (including the negative thereof) intended to identify forward-looking statements. Forward-looking statements contained in this press release, include, but are not limited to, statements about: (i) our business strategy, objectives and opportunities, including support for and innovations in our pipeline assets and business development opportunities, investments in consumer activation, expansion of our DAYBUE sales force in the US, and building of our EU commercial team, and potential for enhanced shareholder value; (ii) plans for, including timing, development and progress of commercialization or regulatory timelines for our products, including NUPLAZID and DAYBUE, and our product candidates; (iii) benefits to be derived from and efficacy of our products, including the potential advantages of our products; (iv) the timing and conduct of and top-line results for our clinical trials, including the timing of top-line results from our clinical trial in Prader-Willi syndrome, and the timing and content of our presentations or announcements regarding our clinical trials; (v) our estimates regarding our future financial performance, profitability, capital requirements or expenses, including our full year 2025 financial guidance, and (vi) our ability to successfully complete additional business development transactions. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to: our dependency on the continued successful commercialization of our products and our ability to maintain or increase sales of our products; our plans to commercialize DAYBUE globally and trofinetide in the EU; the costs of our commercialization plans and development programs, and the financial impact or revenues from any commercialization we undertake; our ability to obtain necessary regulatory approvals for our product candidates and, if and when approved, market acceptance of our products; the risks associated with clinical trials and their outcomes, including risks of unsuccessful enrollment and negative or inconsistent results; our dependence on third-party collaborators, clinical research organizations, manufacturers, suppliers and distributors; the impact of competitive products and therapies; our ability to generate or obtain the necessary capital to fund our operations; our ability to grow, equip and train our specialized sales forces; our ability to manage the growth and complexity of our organization; our ability to maintain, protect and enhance our intellectual property; and our ability to continue to stay in compliance with applicable laws and regulations. Given the risks and uncertainties, you should not place undue reliance on these forward-looking statements. For a discussion of these and other risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ, please refer to our annual report on Form 10-K for the year ended December 31, 2024 as well as our subsequent filings with the Securities and Exchange Commission from time to time, including our quarterly report on Form 10-Q for the quarter ended June 30, 2025. The forward-looking statements contained herein are made as of the date hereof, and we undertake no obligation to update them after this date, except as required by law.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Product sales, net	$264,566	$241,963	$508,882	$447,794
Total revenues	264,566	241,963	508,882	447,794
Operating expenses
Cost of product sales (1)(2)	20,734	18,230	41,126	41,181
Research and development (2)	77,951	76,233	156,216	135,912
Selling, general and administrative (2)	133,507	117,063	259,877	225,054
Total operating expenses	232,192	211,526	457,219	402,147
Income from operations	32,374	30,437	51,663	45,647
Interest income, net	7,243	6,359	15,144	11,865
Other income	594	386	1,183	672
Income before income taxes	40,211	37,182	67,990	58,184
Income tax expense	13,545	3,793	22,337	8,240
Net income	$26,666	$33,389	$45,653	$49,944
Earnings per share:
Basic	$0.16	$0.20	$0.27	$0.30
Diluted	$0.16	$0.20	$0.27	$0.30
Weighted average common shares outstanding:
Basic	167,827	165,551	167,321	165,174
Diluted	168,681	166,174	168,219	166,391

(1) Includes license fees and royalties

(2) Includes the following stock-based compensation expense

Cost of product sales	$18	$362	$352	$515
Research and development	$4,477	$3,749	$7,910	$7,842
Selling, general and administrative	$9,845	$11,574	$17,458	$22,078

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Cash, cash equivalents and investment securities	$761,996	$755,993
Accounts receivable, net	107,505	98,739
Interest and other receivables	12,181	5,956
Inventory	26,124	21,949
Prepaid expenses	52,747	55,681
Total current assets	960,553	938,318
Property and equipment, net	3,547	4,215
Operating lease right-of-use assets	50,991	46,571
Intangible assets, net	114,338	119,782
Restricted cash	9,471	8,770
Long-term inventory	84,402	69,741
Other assets	2,253	359
Total assets	$1,225,555	$1,187,756
Liabilities and stockholders’ equity
Accounts payable	$20,097	$16,192
Accrued liabilities	309,927	378,678
Total current liabilities	330,024	394,870
Operating lease liabilities	44,601	42,037
Other long-term liabilities	28,548	18,056
Total liabilities	403,173	454,963
Total stockholders’ equity	822,382	732,793
Total liabilities and stockholders’ equity	$1,225,555	$1,187,756

Investor Contact:

Acadia Pharmaceuticals Inc.

Al Kildani

(858) 261-2872

ir@acadia-pharm.com

Acadia Pharmaceuticals Inc.

Jessica Tieszen

(858) 261-2950

ir@acadia-pharm.com

Media Contact:

Acadia Pharmaceuticals Inc.

Deb Kazenelson
(818) 395-3043

media@acadia-pharm.com